Exhibit 5.1

Scotia Centre P.O. Box 884 Grand Cayman KY1-1103 CAYMAN ISLANDS Tel: (345) 949-2648 Fax: (345) 949-8613 www. campbells.com.ky E-mail: campbells@campbells.com.ky

Your Ref:
Our Ref:	SC/vc/
Direct Email:	scourtney@campbells.com.ky

26 March 2009

BY DHL

Changyou.com Limited

c/o Offshore Incorporations Limited

P.O. Box 2804 GT

Fourth Floor

Scotia Centre

George Town

Grand Cayman

Cayman Islands

Dear Sirs

We are Cayman Islands counsel for Changyou.com Limited, a Cayman Island corporation (the “Company”), in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed on March 17, 2009 (File No. 333-15061) with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company and the sale by a certain selling shareholder (the “Selling Shareholder”) of certain American Depositary Shares representing the Company’s Class A Ordinary Shares of par value US$0.01 each (the “Ordinary Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

In connection with rendering our opinion as set forth below, we have reviewed and examined the following:

(a)	The Certificate of Incorporation of the Company dated August 6, 2007, and the Certificate of Incorporation on Change of Name dated February 21, 2008;

(b)	Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on the March 16, 2009;

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(c)	The statutory registers of directors and officers of the Company;

(d)	The statutory registers of mortgages and charges of the Company;

(e)	A copy of the minutes containing the written deliberations and resolutions of the Board of Directors of the Company dated March 13, 2009;

(f)	A certificate of good standing of the Company dated 17 March 2009;

(g)	A certificate from Tao Wang (being a Director of the Company) addressed to this firm dated March 24, 2009, a copy of which is attached hereto (the “Director’s Certificate”);

(h)	The Registration Statement; and

(i)	Such other documents and laws as we consider necessary as a basis for giving this opinion.

The Registration Statement and the exhibits to the Registration Statement are referred to below as the “Documents”.

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. We have assumed that there is nothing under any law (other than the laws of the Cayman Islands) which would affect or vary the following opinion. Specifically, we have made no independent investigation of the laws of the United States of America generally and we offer no opinion in relation thereto. We offer no opinion in relation to any representation or warranty given by any party to the Documents save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)	the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Director’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

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(c)	that the statutory registers of directors and officers, and mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

(d)	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents; and

(e)	that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

2.	The authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of its Class A Ordinary Shares in the U.S. will be US$2,977,400 divided into 297,740,000 shares, of which (i) 200,000,000 are designated Class A Ordinary Shares of a nominal or par value of US$0.01 per share and (ii) 97,740,000 are designated Class B ordinary shares of a nominal or par value of US$0.01 per share.

3.	The issue and allotment of the Ordinary Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and nonassessable.

4.	Ordinary Shares to be sold by the Selling Shareholder have been legally and validly issued as fully paid and non-assessable.

The foregoing opinion is subject to the following reservations and qualification:

1.	In the event that the Documents are executed in or brought within the jurisdiction of the Cayman Islands (eg for the purposes of enforcement or obtaining payment) stamp duty may be payable.

2.	We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

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3.	To maintain the Company in good standing under the laws of the Cayman Islands annual fees must be paid and annual returns made to the Registrar of Companies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

CAMPBELLS

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